Exhibit 99.1

NEWS RELEASE	For Immediate Release

Media Contacts:
Shannon Bennett
216.910.3664
shannon.bennett@aleris.com

Jason Saragian
216.910.3670
jason.saragian@aleris.com

ALERIS TO SELL ITS EXTRUSIONS BUSINESS TO SANKYO TATEYAMA, INC.

CLEVELAND, OH – December 18, 2014 – Aleris announced today that it has signed a definitive agreement to sell its aluminum extrusions business to Sankyo Tateyama, Inc., a Japanese building products and extrusions manufacturer. The sale includes four production facilities in Europe and one in China. The facilities specialize in the production of medium and hard alloy extrusions, serving the rail, automotive and aerospace industries. Sankyo Tateyama has agreed to pay a purchase price of €35.5 million for the business and assume approximately €46 million of pension liabilities. The transaction is expected to close in the first quarter of 2015.

“The sale of our extrusions business represents the last step in our strategy to position Aleris to become a pure global rolled products business focused on serving a diverse set of industries including automotive, aerospace, and building and construction,” Steve Demetriou, Aleris chairman and CEO said. “We will use the proceeds from the sale of extrusions to strengthen our balance sheet and enhance our liquidity as we continue to reinvest in our rolled products capabilities.”

The announcement of the extrusions transaction follows the company’s announcement in October that it plans to sell its recycling and specification alloys businesses to Signature Group Holdings. Upon the completion of both transactions, Aleris will become a singularly focused global rolled products company with manufacturing sites in North America, Europe, and China. In 2013, the extrusions business accounted for $355 million of the company’s $4 billion in total revenue.

“The extrusions business is a solid, well-run business that serves a number of premier customers, but it represents a relatively small part of the overall Aleris portfolio,” Demetriou added. “Sankyo Tateyama views these sites as very complementary to their existing extrusions business, bringing advanced production technology and strategic geographic locations that will enable Sankyo Tateyama to grow.”

Aleris has made a number of investments in its rolled products business over the past several years, including the construction of a world-class aerospace plate mill in Zhenjiang, China, a new automotive facility in Duffel, Belgium, and this year’s acquisition of Nichols Aluminum in the U.S. In October, the company also broke ground on a $350 million investment in its Lewisport, Kentucky facility to serve the automotive industry.

Moelis & Company LLC acted as exclusive financial advisor to Aleris on this transaction. Fried Frank acted as legal advisor.

About Aleris
Aleris is a privately held, global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Cleveland, Ohio, Aleris currently operates more than 40 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,”  “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volume, industry trends, demand for our products and services, anticipated cost savings, anticipated benefits from acquisitions or divestitures or new products or facilities, and projected results of operations.  Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-use segments, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (3) our ability to fulfill our substantial capital investment requirements; (4) variability in general economic conditions on a global or regional basis; (5) our ability to retain the services of certain members of our management; (6) our ability to enter into effective metal, natural gas and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (7) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (8) increases in the cost of raw materials and energy; (9) the loss of order volume from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (12) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve; (13) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (17) our ability to access the credit and capital markets; (18) the possibility that we may incur additional indebtedness in the future; (19) limitations on operating our business as a result of covenant restrictions under our indebtedness and our ability to pay amounts due under the Senior Notes; (20) the transactions contemplated by the purchase and sale agreement (including the possibility that the transactions may not close or that, if a transaction does close, Aleris may not realize the anticipated benefits from such transaction) we entered into on October 17, 2014; and (21) other factors discussed in our filings with the Securities and Exchange

Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.